RED TRAIL ENERGY, LLC “Our Farms, Our Fuel, Our Future” PO Box 11 Richardton, ND 58652 (701)-974-3308 FAX (701)-974-3309

February 9, 2009

To:	Red Trail Energy Members

Re:	Unaudited 2008 Results

CAUTIONARY STATEMENT REGARDING UNAUDITED FINANCIAL INFORMATION AND FORWARD LOOKING INFORMATION – The financial information in this document relating to our results for the year ended December 31, 2008 have not been audited and is derived from our unaudited books and records only.  This means that the financial results for that period have not been examined or independently reviewed by a certified public accountant and there is no assurance from a qualified, independent, third party that the assumptions and other information underlying the financial results is reasonable.  Further, this document contains forward looking statements that can, in some cases, be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These statements are only are predictions and involve numerous assumptions, risks and uncertainties, including those referenced in our 2007 Form 10-K and our Form 10-Q for the period ended September 30, 2008 filed with the SEC which are specifically incorporated by reference herein.  Our actual results or actions could and likely will differ materially from those anticipated in the forward looking statements.

Dear Red Trail Energy Members,

Red Trail Energy (RTE) recognized a loss of approximately $5.4 million during the year ended December 31, 2008.  These are very disappointing results given the great start we had to 2008.  This letter will try to help explain the operating results and also try to give you as much information as we can about future projections for RTE.

Our Annual Report on Form 10-K will not be filed until March 31, 2009 and will contain further detail on our operating results.  In the interim, I would encourage you to read our Quarterly Report on Form 10-Q for the period ended September 30, 2008 as it contains information on the operating losses we experienced through the third quarter and also states that we anticipated those losses to continue through the fourth quarter of 2008 and into the first quarter of 2009.  This report can be found on our website.  Go to http://www.redtrailenergy.com and then follow the link under “SEC Compliance.”

As I am sure all of you are aware, the last 9 months have seen a great deal of turmoil in the world economy and financial markets as evidenced by the daily headlines about companies declaring bankruptcy, laying off employees and reporting huge losses.  Few, if any, industries have been left untouched by this recent downturn and the ethanol industry is no exception.  Many ethanol plants around the country are shutting down, slowing down or declaring bankruptcy.  Current estimates are that approximately 2.0 billion gallons (20 % of US production capacity) of ethanol production capacity are currently shutdown.

The downturn in the economy has had a severe negative impact on RTE.  In accord with common industry practice, RTE typically purchases corn four to six months in advance to ensure an adequate supply.  During 2008, ethanol prices tracked very closely with changes in corn prices.  As corn prices moved up or down, ethanol prices also moved up or down accordingly.  As such, we benefited greatly during the first six months of the year from having fixed price contracts for corn purchases that were lower than the market value of corn at the time of delivery.  As the price of corn rose to record levels during the first six months, ethanol prices also increased, with the result being higher gross margins for us during that time period.  In the third quarter of 2008, the rapid drop in corn prices started to have the opposite effect on gross margins as we sustained losses due to having corn purchased under fixed price contracts whose price became significantly higher than market value as market corn prices dropped.

As of today, we have approximately 20 days worth of corn left under fixed priced contracts at an average price of $4.49 per bushel.  We also have approximately 36 days worth of corn purchased under basis contracts.  The majority of the corn under both basis and fixed price contracts is anticipated to be delivered by March 31, 2009.

We anticipate that, once we have processed through the corn that we have under fixed price and basis contracts, the plant will be able to run somewhere between a cash flow and breakeven level.  We plan to accomplish this by, in effect, selling ethanol and purchasing corn at “spot” or current market prices.  The spot markets yielded an approximate breakeven during most of 2008 and we anticipate the market to continue this trend as long as ethanol prices continue to track corn prices.  Current market prices for corn and ethanol do not yield either a cash flow or breakeven level as ethanol prices lagged behind corn during December 2008 when corn prices increased approximately $1 per bushel.  We believe this will be a temporary phenomenon and that eventually spot markets will allow plants to at least cash flow and possibly breakeven.  We expect that the industry as a whole will most likely continue to operate with very tight margins until the current imbalance in the supply and demand for ethanol works itself out.

Assuming the plant can run at roughly breakeven levels, our projections show that RTE will continue to cash flow and be able to weather these tough times.  We are evaluating all of our options however, and may choose to shut down the plant or operate at a reduced rate once we grind through the corn we have under fixed priced contracts, if the spot markets don’t yield at least a cash flow position for the Plant.

As of February 2, 2009, RTE had available capital (cash + borrowing capacity) of approximately $6.8 million, which does not include $4.2 million of cash which has been segregated in conjunction with the final payment that was withheld from Fagen, Inc, the general contractor during plant construction.  Based on current market conditions, we believe our available capital will provide enough liquidity to fund operations during the first quarter of 2009 but that we may face liquidity issues during that time depending on our working capital needs.  If market conditions do not improve, we would likely exhaust our available capital during the second quarter of 2009.  Due to our collateral arrangement with First National Bank of Omaha we have a very limited capacity to borrow additional funds.  We are currently in discussions with our bank regarding possible financing solutions.

Our loan agreements require us to maintain certain financial ratios and meet certain non-financial covenants.  We were in compliance with all loan covenants as of September 30, 2008.  Due to the losses sustained in the third and fourth quarter of 2008, we will not be able to meet certain of these loan covenants.  We have started the process of requesting a covenant waiver with First National Bank of Omaha.  In the event we do not receive a waiver, First National could declare us in default of our loan agreements and exercise all rights and remedies available under the terms of the loan agreements, including, but not limited to, declaring the entire unpaid balance of principal and interest accrued on the notes due and payable.

Due to our current financial situation, our board of governors has elected not to declare a distribution based on our 2008 financial results.  Our loan agreements would prohibit us from doing a distribution other than to cover the tax liability of the members created by income from RTE.  Since we have a substantial net loss for the year, there should not be a tax liability for any member related to their portion of the items passed through on a K-1 from RTE for 2008 except, possibly, in very specific individual situations.

In spite of the current economics in the industry, we continue to remain optimistic that margins will improve over the next few months for a number of reasons:  1. There is federal mandate (Renewable Fuel Standard passed in the 2007 Energy Bill) in place that requires 10.5 billion gallons of ethanol to be blended in 2009.  If margins don’t improve, many more plants will shut down as losses cannot be sustained indefinitely which will correct the supply and demand imbalance very quickly and this should improve margins for the plants that continue to operate.  2. The new Obama administration has shown great support for the biofuels industry and 3. Red Trail maintains an energy cost advantage over natural gas fired ethanol plants which we believe will help RTE remain a viable entity.

RTE is also taking other steps to help ensure the viability of the company.  Some of the steps that have already been taken include 1.  In response to the negative margins being experience in the industry, we have reduced the plant rate to run at approximately 80% of our normal production capacity.  We anticipate running at a reduced rate until margins improve.  2.  In an effort to protect the Company from the volatility in the commodities markets, we have changed our corn procurement strategy so that we do not hold as long of a corn position as we have in the past.  3.  We have temporarily suspended the employee bonus program beginning in the fourth quarter of 2008 and also eliminated management bonuses for fiscal year 2008.  4. Board members are currently opting out of the compensation they are paid for attending board meetings and committee meetings and 5.  We have reorganized our corn procurement department in an effort to purchase more corn from North Dakota farmers and reduce the amount of corn purchased via rail.  RTE is currently evaluating other cost cutting measures as well.

We appreciate your continued support of Red Trail Energy and will provide further updates to our financial situation as necessary.

Sincerely,

Mick Miller, President and CEO
Red Trail Energy